EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Thomas & Betts Corporation:

We consent to incorporation by reference in the Registration Statements (No. 333-60074, No. 33-56789, No. 33-68370, No. 333-80435, No. 333-93101, No. 333-31290, No. 333-115320, No. 333-115321, No. 333-122484, and No. 333-122483) on Form S-8 and Registration Statement No. 333-61465 on Form S-3 of Thomas & Betts Corporation of our reports dated February 23, 2007 with respect to the consolidated balance sheets of Thomas & Betts Corporation and subsidiaries as of December 31, 2006 and December 31, 2005, and the related consolidated statements of operations, cash flows and shareholders’ equity and comprehensive income for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Thomas & Betts Corporation.

As discussed in Notes 2 and 9 to the consolidated financial statements, effective January 1, 2006, the Corporation adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment. As discussed in Notes 2 and 10 to the consolidated financial statements, the Corporation adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2006.

/s/  KPMG LLP
KPMG LLP

Memphis, Tennessee
February 23, 2007